Exhibit 10.3

Performance Stock Unit No.________

INTERCEPT PHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT GRANT

Performance Stock Unit Grant Notice

Intercept Pharmaceuticals, Inc. (the “Company”) hereby grants to the participant named below (the “Participant”) the number of performance stock units (“PSUs”) set forth below (this “Award”). This Award is subject to all of the terms and conditions set forth in this Performance Stock Unit Grant Notice (this “Grant Notice”), the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan (the “Plan”) and the Performance Stock Unit Agreement attached hereto (the “Agreement”). Capitalized terms not defined in this Grant Notice but defined in the Agreement or the Plan will have the meanings assigned to such terms in the Agreement or the Plan, as applicable. Except as expressly provided in the Agreement, in the event of any conflict between the provisions of this Grant Notice or the Agreement and those of the Plan, the provisions of the Plan will control.

1.	Name and Address of Participant:

2.	Date of Grant:

3.	Number of PSUs
(the “Target Award Amount”):

4.

Vesting of Award: Following the Performance Period, the Participant shall receive the number of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), equal to the Payout Percentage (as calculated below); provided,  however, that, except as otherwise set forth in the Agreement, no portion of this Award shall vest unless (i) the Participant is an Employee, director or Consultant of the Company or an Affiliate on the last day of the Performance Period and (ii) the Company has attained a TSR during the Performance Period that places the Company in the 25th percentile or higher of the Peer Group (as such terms are defined below).

The following definitions shall apply for purposes of this Grant Notice and the Agreement:

The “Beginning Stock Price” for the Company and each member of the Peer Group shall equal the average closing price for such company’s common equity on the principal exchange on which such equity is traded for each of the trading days in December 2018, after adjusting for the Dividend Value, as applicable.

The “Ending Stock Price” for the Company and each member of the Peer Group shall equal the average closing price for such company’s common equity on the principal exchange on which such equity is traded for each of the trading days in December 2021, after adjusting for the Dividend Value, as applicable.

The “Dividend Value” shall mean the value of any dividends paid on a share in December 2018 or during the Performance Period, with the payment date deemed to have occurred on the ex-dividend date for such dividend and the amount of such dividend deemed reinvested in shares of the applicable issuer as of the ex-dividend date (based on the closing price of such shares on such date).

The “Performance Period” shall mean the three-year period commencing on January 1, 2019 and ending on December 31, 2021.

The “Peer Group” shall consist of the companies that comprised the S&P Biotechnology Select Industry Index as of January 1, 2019; provided,  however, that any company included in the Peer Group that (i) ceases to be publicly traded during the Performance Period shall be removed from the Peer Group or (ii) subsequently reorganizes under the United States Bankruptcy Code (or any successor or comparable law) shall remain in the Peer Group and all such companies (if any) shall be deemed to be ranked below all other companies in the Peer Group.

“TSR” shall mean the percent return of an applicable share of common equity of the Company or a member of the Peer Group, determined using the following calculation:

TSR =	Ending Stock Price - Beginning Stock Price
Beginning Stock Price

Except as otherwise set forth in the Agreement, following the completion of the Performance Period, the vesting of this Award shall be determined by (i) calculating the TSR of the Company and each member of the Peer Group for the Performance Period and (ii) determining the Company’s ranking within the Peer Group based on its TSR for the Performance Period.

The Company’s  Percentile Rank within the Peer Group shall be calculated using the formula below, where “N” is the total companies in the Peer Group including the Company and “R” is the Company’s ranking within the Peer Group:

Percentile Rank =	N - R
N - 1

Payment of this Award shall be made as specified in the following chart:

Percentile Rank	Payout Percentage (number of Shares as a percentage of Target Award Amount)
75th Percentile and Above	150%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%

There shall be straight line interpolation to determine the Payout Percentage earned for results falling in between the quartiles specified in the above chart.  Notwithstanding the above, in the event that the Company’s TSR for the Performance Period is negative, the maximum Payout Percentage for this Award shall be the Target Award Amount.

By accepting this Award, whether electronically or otherwise, the Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Agreement and the Plan. Unless otherwise specified in a written agreement between the Company and the Participant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this Award and supersede all prior oral and written agreements on the terms of this Award.

INTERCEPT PHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

Pursuant to the Performance Stock Unit Grant Notice to which this agreement is attached (the “Grant Notice”) and this Performance Stock Unit Agreement (this “Agreement”), Intercept Pharmaceuticals, Inc. (the “Company”) has granted to the participant named in the Grant Notice (the “Participant”) a Performance Stock Unit Award (this “Award”), under and for the purposes set forth in the Intercept Pharmaceuticals, Inc. 2012 Equity Incentive Plan (the “Plan”), for the number of Performance Stock Units (“PSUs”) indicated in the Grant Notice.  Capitalized terms not defined in this Agreement or in the Grant Notice but defined in the Plan will have the meanings assigned to such terms in the Plan.

The terms and conditions of this Award, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.          GRANT OF AWARD.

This Award represents the Participant’s right to receive the number of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), as calculated pursuant to the Grant Notice.  Such Shares shall be delivered by the Company to the Participant on or prior to the date that is 60 days following the end of the Performance Period (as defined in the Grant Notice) and in accordance with this Agreement and the Plan.  Except as otherwise provided herein, the Participant will not be required to make any payment to the Company (other than past and future services to the Company) with respect to the Participant’s receipt of this Award, the vesting of the PSUs or the delivery of the Shares to be issued in respect of this Award.

2.          VESTING OF AWARD.

(a)         Subject to the terms and conditions set forth in this Agreement and the Plan, this Award shall vest as set forth in the Grant Notice.  This Award shall continue to vest in accordance with its terms for so long as the Participant is an Employee, director or Consultant of the Company or an Affiliate.

(b)         Except as otherwise set forth in this Agreement, if the Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate for any reason (the date of such cessation of service, the “Termination Date”), then as of the Termination Date, all unvested PSUs shall immediately be forfeited at no cost to the Company and this Agreement shall terminate and be of no further force or effect;  provided,  however, that, in the event that the Participant ceases to be an Employee, director or Consultant of the Company or an Affiliate due to the death or Disability of the Participant, then the Participant shall become vested in a number of PSUs equal to the Target Award Amount, pro-rated for the portion of the Performance Period that has elapsed as of the Termination Date  (and the delivery of Shares in respect thereof shall occur within 60 days of such Termination Date).

(c)         Notwithstanding the foregoing, except to the extent specifically provided to the contrary in any employment agreement between the Participant and the Company or an Affiliate, in the event of a Change of Control (as defined below), the Performance Period shall end and amounts payable pursuant to this Award shall be determined based on an Ending Stock Price for the Company and each member of the Peer Group equal to the average closing price for such company’s common equity on the principal exchange on which such equity is traded for each of the trading days in last full calendar month prior to the month in which the Change in Control occurs (without any subsequent pro-ration) and payment shall be made with respect to this Award within 5 business days following the occurrence of the Change in Control.

For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)          Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates or any employee benefit plan of the Company); or

(ii)         Merger/Sale of Assets.  (A) A merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring stockholder approval; or

(iii)       Change in Board Composition.  A change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of grant, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(iv)        “Change of Control” shall be interpreted, if applicable, in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences under Section 409A of the Code.

3.          PROHIBITIONS ON TRANSFER.

This Award (including any additional PSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.  Except as provided above in this Section 3, the Shares to be issued pursuant to this Award shall be issued during the Participant’s lifetime only to the Participant (or, in the event of legal incapacity or incompetency, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4.          NO RIGHTS AS STOCKHOLDER.

Subject to Section 5 below, the Participant shall have no rights as a stockholder with respect to the Shares to be issued pursuant to this Award until registration of the Shares in the Company’s share register in the name of the Participant.

5.          ADJUSTMENTS AND CASH DIVIDENDS.

(a)         This Award, including the number of PSUs subject to this Award, shall be subject to adjustment from time to time as provided for in the Plan upon the occurrence of certain events described therein.

(b)         To the extent that the Company declares and pays any cash dividend on its Common Stock while any PSUs subject to this Award are unvested, the Participant shall be eligible to receive upon vesting of such PSUs an amount equal to the amount of such dividend that the Participant would have received had the Shares underlying such PSUs been issued and held by the Participant at the time at which such dividend was declared; it being understood that no such amount shall be payable with respect to any PSUs that are forfeited.

6.          TAXES.

The Participant acknowledges that any income or other taxes due from him or her with respect to this Award or the Shares issuable pursuant to this Award shall be the Participant’s responsibility.  The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with his or her acceptance of this Award, has received advice from his or her professional advisors in connection with his or her acceptance of this Award, understands its meaning and import, and has accepted this Award freely and without coercion or duress; and (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of this Award, the Shares issuable pursuant to this Award or other matters contemplated hereby.

Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes upon the vesting of PSUs subject to this Award, the Company shall be entitled to immediate payment from the Participant of the amount of any tax required to be withheld by the Company. Any taxes due shall be paid, at the option of the Company, as follows (or utilizing such other arrangement as may be specified by the Company):

(a)         through reducing the number of Shares otherwise entitled to be issued to the Participant on the applicable vesting date in an amount equal to the amount of withholding tax due and payable by the Company;

(b)         requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required with respect to the Participant’s estimated total federal, state and local tax obligations or otherwise withholding from the Participant’s remuneration an amount equal to the withholding tax due and payable; or

(c)         requiring the Participant to make an automatic sale, effected by a broker-dealer designated by the Company, of a portion of the Shares issued to the Participant on the applicable vesting date sufficient to cover the applicable tax withholding obligation arising upon such vesting, with the proceeds thereof to be remitted to the Company to satisfy such tax withholding obligation.  To the extent that the proceeds of such sale exceed the Company’s tax withholding obligation, such excess cash shall be paid to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the

Company’s tax withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any tax withholding obligation that is not satisfied by the sale of Shares. The Participant agrees to hold the Company and the broker-dealer harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the broker-dealer are under no obligation to arrange for such sale at any particular price.  In connection with such sale of Shares, the Participant shall execute any such documents requested by the broker-dealer in order to effectuate the sale of Shares and payment of the proceeds to the Company.

The Company shall not deliver any Shares to the Participant until it is satisfied that all required withholdings have been made.

7.          SECURITIES LAWS COMPLIANCE.

The Participant specifically acknowledges and agrees that this Award and any delivery of Shares hereunder shall be subject to compliance with the requirements of the Securities Act and other applicable securities laws, rules or regulations.  In addition, applicable securities laws, rules or regulations may restrict the ability of the Participant to resell Shares delivered hereunder, including due to the Participant’s affiliation with the Company.  The Company shall not be obligated to issue the Shares if such issuance would violate any applicable securities law, rule or regulation.

8.          NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Participant acknowledges that: (i) the Company is not by the Plan or this Award obligated to continue the Participant as an Employee, director or Consultant of the Company or an Affiliate; (ii) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (iii) the grant of this Award is a one-time benefit which does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards; (iv) all determinations with respect to future grants, if any, will be at the sole discretion of the Company; (v) the Participant’s participation in the Plan is voluntary; (vi) the value of this Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (vii) this Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

9.          NOTICES.

Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Intercept Pharmaceuticals, Inc.

10 Hudson Yards, 37th Floor

New York, NY 10001

Attention: General Counsel

If to the Participant at the address set forth on the Grant Notice or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means. By accepting this Award, whether electronically or otherwise, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

10.        GOVERNING LAW.

The Grant Notice and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under the Grant Notice, this Agreement or the Plan, each of the Company and, by accepting this Award, whether electronically or otherwise, the Participant hereby consents to exclusive jurisdiction in New York and agrees that such litigation shall be conducted in the state courts of New York County, New York or the federal courts of the United States for the District of the Southern District of New York.

11.        BENEFIT OF AGREEMENT.

Subject to the provisions of the Plan and the other provisions hereof, the Grant Notice and this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.        ENTIRE AGREEMENT.

The Grant Notice and this Agreement, together with the Plan, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in the Grant Notice or this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of the Grant Notice or this Agreement; provided,  however, in any event, the Grant Notice and this Agreement shall be subject to and governed by the Plan. This Award is subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In addition, this Award (and any compensation paid or shares issued pursuant to this Award) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

13.        MODIFICATIONS AND AMENDMENTS.

The terms and provisions of the Grant Notice and this Agreement may be modified or amended as provided in the Plan.

14.        WAIVERS AND CONSENTS.

Except as provided in the Plan, the terms and provisions of the Grant Notice and this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of the Grant Notice or this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15.        DATA PRIVACY.

By accepting this Award, whether electronically or otherwise, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of awards and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information or the sharing of such information; and (iii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in the Grant Notice and this Agreement.

16.        SEVERABILITY.

If all or any part of the Grant Notice, this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of the Grant Notice, this Award Agreement or the Plan not declared to be unlawful or invalid. Any section of the Grant Notice, this Award Agreement or the Plan (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

17.        SECTION 409A.

This Award is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

18.        NON-U.S. PARTICIPANTS.

If the Participant works and/or resides outside of the United States, the applicable terms and conditions set forth in Appendix A shall apply to this Award. In addition, the Company reserves the right to impose other requirements on the Participant to the extent the Company determines that such requirements are necessary or advisable in order to comply with local law or facilitate the administration of the Plan and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

APPENDIX A

INTERCEPT PHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

This Appendix includes additional or different terms and conditions that govern this Award if the Participant works and/or resides outside of the United States. This Appendix forms part of the Performance Stock Unit Agreement to which it is attached (the “Agreement”). Capitalized terms not defined in this Appendix but defined in the Agreement or the Plan will have the meanings assigned to such terms in the Agreement or the Plan, as applicable. References within this Appendix to “you” refer to the Participant.

These terms are general in nature, may not apply to your particular situation and are based on securities, tax and other laws that are often complex and subject to frequent change. As such, the Company strongly recommends that you do not rely on this summary as your only source of information relating to the consequences of your Award and participation in the Plan and further that you consult your personal tax or legal advisors for advice as to how the laws in your country apply to your situation. Note that if you are a citizen or resident of a country other than the one in which you are working, additional requirements, other than those described herein, may be applicable to you.

COUNTRY-SPECIFIC PROVISIONS

UNITED KINGDOM

Taxes.  The following provision replaces Section 6 of the Agreement:

The Participant acknowledges that any income or other taxes and social security contributions due from him or her in connection with this Award or the Shares to be issued pursuant to this Award, as well as any amounts in respect of taxes or social security contributions (including employer National Insurance Contributions) that the Participant has elected to bear, shall be the Participant’s responsibility (“Participant Tax Liability”).  The Participant acknowledges and agrees that (i) the Participant was free to use professional advisors of his or her choice in connection with his or her acceptance of this Award, has received advice from his or her professional advisors in connection with his or her acceptance of this Award, understands its meaning and import, and has accepted this Award freely and without coercion or duress; and (ii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of this Award, the Shares issuable pursuant to this Award or other matters contemplated hereby.

Without limiting the foregoing, the Participant agrees (i) that the Participant shall pay to the Company, the Participant’s employer or former employer (as appropriate) the amount of any Participant Tax Liability; (ii) that the Company, the Participant’s employer or former employer (as appropriate) may, if it so elects by written notice to the Participant, recover the whole or any part of any employer National Insurance Contributions from the Participant; (iii) that the Participant shall, promptly upon being requested to do so by the Company, the Participant’s employer or former employer (as appropriate), elect (using a form approved by HM Revenue & Customs) that the whole or any part of the liability for employer National Insurance Contributions shall be transferred to the Participant; and (iv) to enter into a joint election, under section 431(1)

or 431(2) of the Income Tax (Earnings & Pensions) Act 2003, in respect of the Shares delivered pursuant to this Award, if required to do so by the Company, the Participant’s employer or former employer, before, on or within 14 days after any date of delivery of such Shares. Any such Participant Tax Liability due shall be paid, at the option of the Company, as follows (or utilizing such other arrangement as may be specified by the Company):

(a)         through reducing the number of Shares otherwise entitled to be issued to the Participant on the applicable vesting date in an amount equal to the amount of withholding tax due and payable by the Company; or

(b)         withholding from the Participant’s paycheck an amount equal to the Participant Tax Liability.